Christopher, Smith, Leonard,
Bristow & Stanell, P.A.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

**Consent of Independent Registered Accounting Firm**

The Board of Directors
Carbiz, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-142142) on Form F-3 of Carbiz, Inc. our report dated April 11, 2007, with respect to the consolidated statements of operations, stockholders' deficit and cash flows of Carbiz, Inc. and subsidiaries for the year ended January 31, 2007, which report appears in the January 31, 2008, annual report on Form 10-KSB of Carbiz, Inc.

Christopher, Smith, Leonard, Bristow & Stanell, P.A.

**CHRISTOPHER, SMITH, LEONARD,
BRISTOW & STANELL, P.A.**

Sarasota, Florida
April 30, 2008

1001 3rd Avenue West, Suite 700 • Bradenton, FL 34205
ph 941-748-1040 • fx 941-749-7605

www.cslcpa.com

1515 Ringling Blvd, Suite 900 • Sarasota, FL 34236
ph 941-954-4040 • fx 941-953-7670